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                                                                   EXHIBIT 99.7a

                              REINSURANCE AGREEMENT
                       (hereinafter called this Agreement)

                                  No. EQT01 YF


                                     between


                        EQUITRUST LIFE INSURANCE COMPANY
                            of West Des Moines, Iowa
                       (hereinafter called CEDING COMPANY)


                                       and


                     GERLING GLOBAL LIFE REINSURANCE COMPANY
                           of Los Angeles, California
                  (Executive Offices: Toronto, Ontario, Canada)
                         (hereinafter called REINSURER)


                             Effective: July 1, 1998


 This Agreement consists of Articles, Schedules and Exhibits which must be read in conjunction with each other to determine the respective rights and obligations of the contracting parties.

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                                TABLE OF CONTENTS

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                                                                                         PAGE
ARTICLE I - BASIS OF AGREEMENT                                                              2

ARTICLE II - AUTOMATIC REINSURANCE                                                          2

ARTICLE III - FACULTATIVE PROVISIONS                                                        2

ARTICLE IV - PROCEDURES                                                                     3

ARTICLE V - NOTIFICATION OF REINSURANCE                                                     4

ARTICLE VI - MINIMUM CESSION                                                                4

ARTICLE VII - REINSURANCE PREMIUMS, ALLOWANCES AND PREMIUM TAXES                            4

ARTICLE VIII - REINSURANCE ADMINISTRATION AND REPORTS                                       5

ARTICLE IX - DAC TAX                                                                        6

ARTICLE X - CHANGES                                                                         7

             1. REDUCTIONS AND TERMINATIONS                                                 7
             2. REINSTATEMENTS                                                              7
             3. CONTINUATIONS                                                               7
             4. CONVERSIONS                                                                 8

ARTICLE XI - RECAPTURE                                                                      9

ARTICLE XII - CLAIMS                                                                       10

             1. NOTICE                                                                     10
             2. SETTLEMENTS                                                                10
             3. CLAIMS WITHIN CONTESTABLE PERIOD                                           10
             4. LITIGATED CLAIMS                                                           11
             5. EXPENSES                                                                   11
             6. MISSTATEMENT OF AGE OR SEX                                                 12
             7. EXTRA-CONTRACTUAL DAMAGES                                                  12

ARTICLE XIII - NAIC STATEMENT OF CREDIT                                                    13

ARTICLE XIV - ERRORS AND OMISSIONS                                                         13

ARTICLE XV - INSPECTION OF RECORDS                                                         13

ARTICLE XVI - INSOLVENCY                                                                   14

ARTICLE XVII - OFFSET                                                                      14

ARTICLE XVIII - ARBITRATION                                                                15

ARTICLE XIX - PARTIES TO AGREEMENT                                                         16

ARTICLE XX - ASSIGNMENT AND TRANSFER                                                       16

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
ARTICLE XXI - DURATION OF THIS AGREEMENT                                                   17

ARTICLE XXII - MISCELLANEOUS PROVISIONS                                                    17

ARTICLE XXIII - EXECUTION OF AGREEMENT                                                     18

Schedule A - Business Covered
Schedule B - Method of Reinsurance
Schedule C - Retention Limits of the CEDING COMPANY
Schedule D - Reinsurance Premiums
Administration Schedule

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ARTICLE I - BASIS OF AGREEMENT

1. The CEDING COMPANY may choose to submit any coverage for facultative review subject to the provisions described in Article III on coverages described in Schedule A.

2. The method of reinsurance used for the various coverages will be as stated in Schedule B.

3. All amounts shown in this Agreement are in U.S. dollars. All cessions and payments under this Agreement shall be effected in U.S. dollars.

4. This Agreement, together with all schedules and exhibits attached hereto or referenced herein, represents the entire agreement between the CEDING COMPANY and the REINSURER and supersedes, with respect to its subject matter, any prior oral or written agreements between the parties.

5. Any alteration to this Agreement shall be null and void unless attached to this Agreement and signed by both parties.

6. In no event shall reinsurance under this Agreement be in force and binding unless (i) the underlying insurance is in force, (ii) the marketing, issuance, and delivery of such insurance are in compliance with the laws of all applicable jurisdictions and (iii) the CEDING COMPANY is in compliance with all applicable terms, provisions and conditions of this Agreement.

7. This Agreement shall not apply to any liability of the CEDING COMPANY arising from its participation or membership in any insolvency or insurance guaranty fund.

8. Nothing in this Agreement shall prevent the REINSURER from ceding all or any portion of its liability hereunder to another reinsurer or retrocessionaire.

ARTICLE II - AUTOMATIC REINSURANCE

There shall be no automatic coverage available under this Agreement.

ARTICLE III - FACULTATIVE PROVISIONS

1. The CEDING COMPANY may submit for facultative consideration any of the coverages described in Schedule A.

2. To apply for reinsurance on a facultative basis, the CEDING COMPANY will complete and send to the REINSURER the Reinsurance Application Form attached as Exhibit C, along with all underwriting papers relating to the insurability of the risk. The REINSURER will

                                        2
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     immediately examine the papers and promptly make a written offer to the
     CEDING COMPANY.

3. If the CEDING COMPANY accepts the offer from the REINSURER and the policy is subsequently issued, the CEDING COMPANY shall advise the REINSURER in accordance with Article V - Notification of Reinsurance.

4. All offers of reinsurance made by the REINSURER will automatically terminate one hundred and twenty (120) days from the date on which the offer was made, unless the REINSURER has extended or shortened the offer in writing.

5. The liability of the REINSURER on any Facultative Reinsurance shall begin and end at the same time as that of the CEDING COMPANY, provided that:

     a. The REINSURER has given the CEDING COMPANY an unconditional offer to reinsure, and

     b. The CEDING COMPANY has notified the REINSURER in writing of its acceptance of such offer.

ART1CLE IV - PROCEDURES

1. The CEDING COMPANY shall submit to the REINSURER copies of the application form for life insurance, conditional receipt or temporary insurance agreement, policy and rider forms, premium and non-forfeiture value manuals, underwriting guidelines and practices, reserve and cash value tables applicable to the life reinsured, and any other document that might affect the liability of the REINSURER under this Agreement.

2. Any change to the above documents or the underlying insurance, such as contractual provisions or options, premium rates, benefits, underwriting guidelines and practices that have been described to the REINSURER will be communicated to the REINSURER. The REINSURER shall then confirm in writing its agreement with such changes and confirm that it will continue the reinsurance at the same terms or at new reinsurance terms subject to negotiation and mutual agreement.

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ARTICLE V - NOTIFICATION OF REINSURANCE

The CEDING COMPANY will advise the REINSURER that it is being bound as follows:

     FACULTATIVE REINSURANCE

     The CEDING COMPANY will complete and send to the REINSURER, within thirty
     (30) days after the policy has been placed, a "Reinsurance Cession" as shown in Exhibit C, with all the relevant risk identification and reinsurance particulars.

ARTICLE VI - MINIMUM CESSION

The minimum initial amount per cession ceded under this Agreement will be as stated in Schedule A. If the net amount at risk of a cession reinsured under this Agreement falls below the Final Reinsurance Limit as stated in Schedule A, the CEDING COMPANY has the option to cancel such reinsurance.

ARTICLE VII - REINSURANCE PREMIUMS, ALLOWANCES AND PREMIUM TAXES

1. For each risk ceded the CEDING COMPANY will pay to the REINSURER reinsurance premiums as stated in Schedule D, monthly in arrears, less the allowances, if any, as stated in Schedule D.

2. The REINSURER anticipates the indefinite continuation of the reinsurance premiums at the rates shown in Schedule D for all cessions to which these rates apply. However, if any renewal premium rate is less than the net premium rate based on the 1980 CSO Table (or related smoker and non-smoker tables) at the interest specified in the Standard Valuation Law for the applicable mortality rating, then, in that event, only the latter rate will be guaranteed.

3. If the CEDING COMPANY increases the mortality charges of the underlying insurance, it shall promptly inform the REINSURER. In this event the REINSURER shall have the right to renegotiate the reinsurance premiums.

4. If the insured's age or sex was misstated and the amount of insurance on the CEDING COMPANY's policy is adjusted after death, the CEDING COMPANY and the REINSURER will share the adjustment in proportion to the amount of liability of each at the time of issue of the policy. The reinsurance premiums will be recalculated for the correct age or sex and new reinsured amount and adjusted without interest. If the insured is still alive, the method above will be adjusted for the future to the amount that would have been correct at issue.

5.   Premium tax reimbursement shall be as stated in Schedule D.

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ARTICLE VIII - REINSURANCE ADMINISTRATION AND REPORTS

1. The CEDING COMPANY shall administer the reinsurance under this Agreement as described in the "Administration Schedule".

2. Within thirty (30) days following the close of each reporting period, the CEDING COMPANY will submit to the REINSURER the reports specified in the "Administration Schedule" attached to this Agreement, together with a cheque in payment of any balances due the REINSURER as shown on the reports. If the balance is due to the CEDING COMPANY, the REINSURER will pay such amount within thirty (30) days of receipt of the reports.

3. If any reinsurance premium is not paid when due, the REINSURER may terminate the corresponding reinsurance upon sixty (60) days prior written notice to the CEDING COMPANY. The unpaid premiums shall earn interest at the same rate as paid by the CEDING COMPANY on delayed payment of claims, compounded annually, from the due date to the date of payment. However, if all overdue premiums, plus interest, are paid within the notice period, the reinsurance will not terminate.

4. Reinsurance terminated in accordance with the preceding paragraph, may be reinstated by the CEDING COMPANY by paying all overdue premiums, plus interest, within sixty (60) days from the date of termination and provided the policies in question are in force. The REINSURER, however shall not be liable for any claims incurred while the reinsurance was terminated.

5. After termination, the CEDING COMPANY shall continue to be liable to the REINSURER for all unpaid reinsurance premiums earned by the REINSURER, less the applicable allowances, plus interest.

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ARTICLE IX - DAC TAX

1. Pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended, the Party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(l).

2. The parties agree to exchange information pertaining to the amount of net consideration as determined for this Agreement each year to ensure consistency or as may otherwise be required by the Internal Revenue Service.

3. By April 1 of each tax year, the party administering the business under this Agreement shall submit to the other party its calculation of the net consideration for the preceding calendar year. This calculation shall be accompanied by a statement signed by an officer of the submitting party declaring that this party will report such net consideration in its tax return for the previous calendar year.

4. The other party may contest said calculation by, within thirty (30) days of its receipt of same, providing to the submitting party in writing an alternative calculation. If the other party does not so notify the submitting Party, the other party shall report in its tax return for the previous year the net consideration as determined by the submitting Party.

5. If the other party contests said calculation, the parties shall act in good faith to reach an agreement on the correct net consideration within thirty
     (30) days of the date that the other party provides its alternative calculation. Once the parties agree with the net consideration amount, each party shall report such amount in their respective tax returns for the previous calendar year.

6. The parties each represents that it is subject to taxation under subchapter L or subpart F of part III of subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended. The terms used herein are defined by reference to Regulation Section 1.848-2 in effect as of December 29, 1992.

                                        6
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ARTICLE X - CHANGES

1.   REDUCTIONS AND TERMINATIONS

     a. If the face amount of the insurance with the CEDING COMPANY is reduced, the full amount of the reduction will reduce the reinsurance on the life. If the insurance is terminated, the reinsurance will be terminated as of the same date.

     b. If there is more than one policy on the life, the reinsurance will be first reduced on the reduced or terminated policy and the balance will then reduce the reinsurance on the other in force policies on the life on a chronological basis, with the oldest policy being reduced first.

     c. If the reinsurance has been ceded to more than one reinsurer, the reduction applied to the REINSURER's cession will be in proportion to the reduction in the total reinsurance.

     d. If reinsurance premiums have been paid for the period beyond the reduction or cancellation date, the REINSURER will refund those premiums, less allowances and premium taxes if applicable.

     e. Reductions in the amount of insurance resulting from the application of a non-forfeiture provision, such as extended term insurance (ETI) or reduced paid-up insurance (RPU) will be allocated to the REINSURER in proportion to its share of the amount of insurance prior to the reduction.

2.   REINSTATEMENTS

     FACULTATIVE COVERAGE

     Reinstatement of the reinsurance on policies ceded to the REINSURER on a facultative basis will require prior written approval of the REINSURER.

     Upon reinstatement the CEDING COMPANY shall pay to the REINSURER all reinsurance premiums that would have been paid if such reinsurance had not been terminated, plus interest at the same rate charged by the CEDING COMPANY.

3.   CONTINUATIONS

     a. Continuation will be defined as a change to or a new policy replacing a policy issued earlier by the CEDING COMPANY (the original policy) that:

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          1.   was issued in compliance with the terms of the original policy,
               or

          2.   is not subject to new business underwriting, or

          3.   does not have a new suicide exclusion or contestable period, or

          4. on which the CEDING COMPANY does not pay a new business commission.

     b. Continuations will be reinsured under this Agreement only if the original policy was reinsured with the REINSURER; the amount of reinsurance for the new or changed policy shall not exceed the amount of reinsurance of the original policy immediately prior to the continuation.

     c. If a new policy is issued, the liability of the REINSURER under the new policy shall begin immediately after the termination of the liability of the REINSURER under the original policy.

4.   CONVERSIONS

     a. If, in accordance with the policy provisions, the plan of insurance of a policy reinsured with the REINSURER is changed from term to permanent life, the reinsurance shall continue with the REINSURER as follows:

          1. If reinsured on a YRT basis, the reinsurance terms on the original plan will apply to the new plan. The reinsurance premiums will be calculated as shown in Schedule D.

          2. If reinsured on a coinsurance basis, the reinsurance terms will be negotiated and mutually agreed by the CEDING COMPANY and the REINSURER.

     b. The amount reinsured for the new policy shall not exceed that of the original policy immediately prior to the conversion.

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ARTICLE XI - RECAPTURE

1. If the CEDING COMPANY increases its regular retention limits, it has the option of reducing reinsurance under this Agreement, provided it:

     a. applies the increase in retention in a consistent manner to all categories of its regular retention limits;

     b. notifies the REINSURER in writing of its intention to start the recapture process within ninety (90) days after the effective date of the increase in retention; and

     c. reduces all reinsurance eligible for recapture, including any supplementary benefits.

2. If the CEDING COMPANY decides to recapture, then it can recapture those risks where:

     a. the CEDING COMPANY has kept its maximum retention limit on that life for the plan, age and mortality rating at the time the policy was issued as shown in Schedule C; and

     b. the reinsurance on that risk has been in force with the REINSURER for at least the number of years stated in Schedule D.

3.   The CEDING COMPANY will effect the recapture as follows:

     a. The CEDING COMPANY will reduce the reinsurance on the policy's next anniversary following the period stated in Schedule D.

     b. The REINSURER's share of the reduction will be in proportion to its share of the total reinsurance on the person.

     c. The CEDING COMPANY will reduce the reinsurance by an amount equal to the difference between the CEDING COMPANY's new retention per life and the retention in existence at the time the policy was issued or last recaptured.

     d. If there is an active claim for waiver of premium disability on that person, the life reinsurance will be recaptured, but the claim will remain with the REINSURER until it terminates, at which time the disability insurance will also be recaptured.

4. If the CEDING COMPANY overlooks the recapture of any reinsurance and the REINSURER subsequently accepts reinsurance premiums on such reinsurance, the REINSURER will only be liable for the refund of unearned premiums, less any allowances and premiums taxes if applicable, without interest.

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ARTICLE XII - CLAIMS

1.   NOTICE

     a. The CEDING COMPANY shall promptly notify the REINSURER in writing of each claim for insurance benefits reinsured under this Agreement and send to the REINSURER copies of all claim papers and proofs when requesting payment.

     b. For reinsurance of a risk involving more than one insured individual, the CEDING COMPANY shall notify the REINSURER of each death as soon as possible after it has occurred.

2.   SETTLEMENTS

     a. With respect to a policy reinsured under this Agreement, the REINSURER shall be liable to the CEDING COMPANY for the REINSURER's proportionate share of the reinsured benefits. Payment of reinsurance benefits on a death claim, however, shall be in one lump sum, regardless of the mode of settlement under the policy.

     b. In settlement of liability on a claim for disability waiver of premium benefits under a cession reinsured on a Yearly Renewable Term (YRT) basis, the REINSURER shall pay to the CEDING COMPANY its proportionate share of the gross premium waived on an annual basis. The CEDING COMPANY will continue to pay the reinsurance premiums, including the premium for benefits that remain in effect during disability.

3.   CLAIMS WITHIN CONTESTABLE PERIOD

     a. Any settlement made by the CEDING COMPANY shall be binding on the REINSURER. However, when the claim occurs within the contestable period and the amount reinsured represents fifty percent (50%), or more, of the contestable portion of the insurance benefit provided by the policy or policies, or if the CEDING COMPANY has retained less than its regular maximum limit of risk on the basic plan or supplementary benefits and riders, the CEDING COMPANY shall await the REINSURER's recommendation before admitting any liability or making any settlement with the claimant. The REINSURER shall review the claim papers as they are received and make a recommendation within fifteen
          (15) working days after receipt of all the necessary information.

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4.   LITIGATED CLAIMS

     a. The CEDING COMPANY shall immediately notify the REINSURER in writing of the CEDING COMPANY's intention to contest, compromise or litigate a claim. If the REINSURER agrees, within fifteen (15) business days following its receipt of the written notice from the CEDING COMPANY, to participate in the contest, compromise or litigation of the claim, the REINSURER agrees that it will pay its share of any settlement up to the maximum that would have been payable under the specified policy had there been no controversy. The REINSURER shall have the right to utilize legal counsel, accounting experts and such other experts and personnel as the REINSURER in its sole discretion chooses and, under such circumstances, the REINSURER shall not be responsible for the payment of any "unusual expenses" (as defined in paragraph 5 of this Article). However, if the REINSURER does not elect to use counsel or other experts of its choosing, then the REINSURER shall pay its proportionate share of all "usual expenses" and "unusual expenses" (each as defined in paragraph 5 of this Article) of the contest, compromise or litigation.

     b. The REINSURER's failure to notify the CEDING COMPANY of the REINSURER's intent to participate in the contest, compromise or litigation of a claim within the required fifteen (15) day notice period shall be deemed a declination by the REINSURER to participate. The REINSURER shall thereafter discharge all of its liability with respect to any contested, compromised or litigated claim by paying to the CEDING COMPANY the REINSURER's proportionate share of the full amount then current and at risk under the reinsurance cession with respect to such claim. Upon such discharge, the REINSURER shall not be liable for any portion of any usual expenses or unusual expenses incurred with respect to such claim, nor shall the REINSURER share in any reduced settlement thereof.

5.   EXPENSES

     For the purpose of this Article, the term "usual expenses" shall mean fees, charges, costs and expenses of legal and investigative personnel that are incurred in rescinding a policy or litigating a claim. The term "unusual expenses" of the contest shall mean any penalties, attorney's fees and interest imposed automatically by statute against the CEDING COMPANY which arise solely out of any judgement rendered against the CEDING COMPANY in a suit for policy benefits; however, "unusual expenses" shall not include extra-contractual damages (as defined in paragraph 7 of this Article). Notwithstanding the foregoing definitions, the REINSURER shall not be liable for any office expenses and salaries and expenses of employees of the CEDING COMPANY or of any subsidiary or affiliate to the CEDING COMPANY, incurred in connection with the administration of the business reinsured pursuant to this Agreement or the disposition of a claim, loss, or legal proceeding (including investigation, negotiation, legal expenses and court costs).

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6.   MISSTATEMENT OF AGE OR SEX

     If the amount of insurance provided by any policy or policies reinsured hereunder is increased or reduced because of a misstatement of age or sex which is established after the death of the insured individual, the REINSURER shall share in the increase or reduction in the proportion that the net liability of the REINSURER bears to the total of the net liability of the CEDING COMPANY and the net liability of all reinsurers, including the REINSURER, immediately prior to such increase or reduction. The reinsurance shall be restructured from commencement on the basis of the adjusted amount using premiums and reserves for the correct age or sex. The adjustment for the difference in reinsurance premiums and any associated commissions or allowances, dividends, policy value or reserves shall be made without interest.

7.   EXTRA-CONTRACTUAL DAMAGES

     In no event shall the REINSURER participate in punitive or compensatory damages which are awarded against the CEDING COMPANY as a result of an act, omission or course of conduct committed solely by the CEDING COMPANY in connection with the insurance reinsured under this Agreement. The REINSURER shall not be liable under this Agreement for any punitive damages (as defined below) or compensatory damages (as defined below) awarded to a claimant or assessed against the CEDING COMPANY unless the REINSURER elected to join in the contest or litigation of the underlying claim and actively directed, participated in, consented to or ratified the act, error, omission or course of conduct of the CEDING COMPANY which ultimately resulted in the award or assessment of punitive damages and/or compensatory damages. Any punitive damages and/or compensatory damages award or assessment shall be shared by the CEDING COMPANY and the REINSURER in equitable proportions.

     For the purposes of this provision, the following definitions shall apply:

     a. "Punitive Damages" are those damages which are awarded as a penalty, the amount of which is not governed, nor fixed, by statute;

     b. "Compensatory Damages" are those amounts which are awarded to compensate for actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

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ARTICLE XIII - NAIC STATEMENT OF CREDIT

1. In the event the REINSURER is not licensed or otherwise accredited or recognized in the CEDING COMPANY'S state of domicile, and where the CEDING COMPANY is licensed to do business, the REINSURER agrees to provide letters of credit or other methods of security which is or are (i) authorized by the CEDING COMPANY's state of domicile insurance department, and (ii) mutually acceptable to the CEDING COMPANY and the REINSURER in favor of the CEDING COMPANY for the purpose of offsetting ceded reinsurance policy reserves and outstanding losses.

2. Such letter of credit or other method of security shall be issued in compliance with the statutes and/or policies of the state in which the CEDING COMPANY is domiciled and shall be issued by a national bank located in the United States chosen by the REINSURER.

ARTICLE XIV - ERRORS AND OMISSIONS

1. Errors and omissions on the part of either party shall not invalidate their rights and obligations arising from this Agreement, provided that upon discovery, the other party is immediately notified and such errors or omissions are corrected without delay to restore each party to the position it would have occupied had no such error or omission occurred.

2. In the event, however, that a party cannot as a practical matter be restored to the position it would have occupied had no such error or omission occurred, the parties will attempt in good faith to find a resolution to the situation created by the error or omission that is fair and reasonable and most closely approximates the original intent of the parties as evidenced by this Agreement.

ARTICLE XV - INSPECTION OF RECORDS

The REINSURER shall have the right, at any reasonable time, to inspect all records, books and documents relating to or affecting reinsurance under this Agreement, at the home office of the CEDING COMPANY.

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ARTICLE XVI - INSOLVENCY

1. In the event of the insolvency of the CEDING COMPANY, any sums due from the REINSURER under this Agreement shall be payable directly to the CEDING COMPANY's liquidator, receiver, conservator or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of claims allowed against the CEDING COMPANY by any court of competent jurisdiction or by any liquidator, receiver, conservator or statutory successor, without diminution because of the insolvency of the CEDING COMPANY or because the liquidator, receiver, conservator or statutory successor of the CEDING COMPANY has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the CEDING COMPANY shall give written notice to the REINSURER of a pending claim against the CEDING COMPANY on a policy or policies reinsured within a reasonable time after such claim is filed in the insolvency proceedings. While the claim is pending, the REINSURER may investigate and interpose, at its own expense, in the proceedings where the claim is to be adjudicated, any defenses which it may deem available to the CEDING COMPANY or its liquidator, receiver, or statutory successor. The expenses thus incurred by the REINSURER shall be charged, subject to Court approval, against the CEDING COMPANY as an expense of liquidation to the extent of a proportionate share of the benefit that accrues to the CEDING COMPANY as a result of the defense undertaken by the REINSURER. Where two or more reinsurers are involved in the same claim and a majority in interest elect to defend a claim, the expenses will be apportioned in accordance with the terms of the reinsurance Agreement as if the expenses had been incurred by the CEDING COMPANY.

2. If the REINSURER becomes insolvent, it shall immediately notify the CEDING COMPANY and provide any relevant documentation. The CEDING COMPANY shall have the right, at any time during such insolvency, to recapture all reinsurance ceded to the REINSURER subject to a mutually agreed recapture fee.

ARTICLE XVII - OFFSET

The CEDING COMPANY or the REINSURER may offset any balance, whether on account of premiums; commissions, claims or expenses due from one party to the other under this Agreement or under any other agreement entered into between the CEDING COMPANY and the REINSURER.

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ARTICLE XVIII - ARBITRATION

1. If any dispute shall arise between the CEDING COMPANY and the REINSURER, either before or after the termination of this Agreement, with reference to the formation, interpretation, breach or enforcement of this Agreement or the rights of either party with respect to any transaction under this Agreement, the dispute shall be referred to and resolved by three arbitrators as a condition precedent to any right of action arising under this Agreement. The arbitrators shall be active or retired disinterested officers, directors of life insurance or reinsurance companies other than the parties or their affiliates, unless otherwise agreed to by both parties in writing.

2. The party desiring arbitration ("Claimant") shall notify the other party ("Respondent") in writing of the request to arbitrate, specifying the dispute(s) to be arbitrated. An arbitrator shall be chosen by each party and the third by the two so chosen. If either party refuses or neglects to appoint an arbitrator within thirty (30) days of receipt of written notice from the other party requesting it to do so, the requesting party may choose the second arbitrator. Following selection of the two arbitrators, the parties shall not contact the arbitrators in any fashion concerning the facts or merits of the dispute, unless such contact is joint, except as specified below.

3. In the event the two arbitrators do not agree on the selection of the third arbitrator within thirty (30) days of when the second arbitrator is appointed, or any other period mutually agreed to by the parties in writing, each arbitrator shall name three candidates, of whom the other shall decline two, and the decision shall be made by drawing lots. In the event of the death, disability or incapacity of any arbitrator, a replacement shall be named pursuant to the process which resulted in the selection of the arbitrator to be replaced.

4. Within thirty (30) days following completion of the arbitration panel, or any other time agreed upon by a majority of the arbitrators or mutually agreed upon by the parties, the arbitrators shall select a date for the hearing of the dispute, and the parties shall exchange all documents then reasonably available which they intend to use at the hearing and identify all witnesses they intend to call at the hearing. If a document or witness is not timely disclosed it shall be within the authority of the arbitrators to exclude use of such witness or document from the arbitration proceedings. The Claimant shall file a brief with the arbitrators no later than thirty (30) days prior to the hearing date, the Respondent shall file its brief no later than fifteen (15) days prior to the hearing date, and the Claimant may file a reply brief no later than seven (7) days prior to the hearing date. The parties shall make a good faith effort to agree upon a joint statement of agreed upon facts to be submitted to the arbitration panel on the hearing date.

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

5. At the hearing, evidence may be introduced without following strict rules of evidence but cross-examination and rebuttal shall be allowed. The arbitrators shall make their decision with regard to the custom and usage of the insurance and reinsurance business at the time of contract, or amendment if the dispute involves an amendment. The panel shall issue its decision in writing within sixty (60) days following the termination of the hearing unless the parties mutually consent to an extension. The majority decision shall be final and binding upon all parties to the proceedings and no appeal shall be taken from it. Judgement may be entered upon the award of the panel in any court having jurisdiction. The jurisdiction of the arbitrators to make or render any decision or award shall be limited by the limits of liability expressly set forth in this Agreement.

6. Each party shall bear its own legal expenses and fees, the fee and expense of the arbitrator it selected, one half of the fee and expenses of the third arbitrator and one half of the other expenses of the arbitration. The arbitration panel, by majority vote, may allocate any or all of the winning party's costs and fees against the losing party.

7. Any such arbitration shall take place in the CEDING COMPANY's state of domicile unless some other location is mutually agreed upon by the parties.

ARTICLE XIX - PARTIES TO AGREEMENT

This is an indemnity reinsurance agreement solely between the CEDING COMPANY and the REINSURER. This Agreement shall be binding upon and shall inure only to the benefit of the CEDING COMPANY, the REINSURER and their respective conservators, liquidators and receivers. The acceptance of reinsurance hereunder shall not create any right or legal relationship whatsoever between the REINSURER and the insured, owner or beneficiary or any other party to or under any policy reinsured hereunder.

ARTICLE XX - ASSIGNMENT AND TRANSFER

Neither this Agreement nor any reinsurance under this Agreement shall be sold, assigned or transferred by either party without prior written consent of the other party.

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ARTICLE XXI - DURATION OF THE AGREEMENT

1. This Agreement is effective on the date set forth on the cover page once it has been executed by both parties and is unlimited in duration. However, it may be cancelled at any time, with respect to new reinsurance, by either party giving ninety (90) days notice of termination in writing to the other. The day the notice is deposited in the mail will be the first day of the ninety (90) day period. During this period the REINSURER shall continue to accept new reinsurance under the terms of this Agreement.

2. Existing reinsurance will remain in force until natural termination or expiry of the policies, unless otherwise mutually agreed.

ARTICLE XXII - MISCELLANEOUS PROVISIONS

1. A waiver by any party of any of the terms and conditions of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof, nor shall it be deemed a waiver of performance of any other obligation hereunder.

2. This Agreement shall be governed by and construed in accordance with the laws of the CEDING COMPANY's state of domicile, and accepted practices in the reinsurance industry not in conflict with such laws.

3. The titles of the Articles and paragraphs of this Agreement are for convenience only and shall not in any way affect the interpretation of any provision or condition of this Agreement.

4. This Agreement is the result of mutual negotiation, compromise and agreement between the CEDING COMPANY and the REINSURER. As such, in the event of any disagreement between the CEDING COMPANY and the REINSURER as to the meaning or intent of any term, condition or provision of this Agreement, ambiguities in this Agreement shall not be construed against or resolved to the detriment of either the CEDING COMPANY or the REINSURER.

                                       17
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ARTICLE XXIII - EXECUTION OF AGREEMENT

In witness of the above, this Agreement has been signed and delivered in duplicate on the dates indicated below.


EQUITRUST LIFE INSURANCE COMPANY


By:    /s/ JoAnn W. Rumelhart           By:     /s/ Paul Grinvalds
   ----------------------------------      --------------------------------
       JoAnn W. Rumelhart                       PAUL GRINVALDS

Title: Vice President Life Operations   Title:  OPERATIONS VICE PRESIDENT
      -------------------------------         -----------------------------

Date:  August 16, 1999                  Date:   August 16, 1999
     --------------------------------        ------------------------------


GERLING GLOBAL LIFE REINSURANCE COMPANY


By:    /s/ [TO COME]                    By:     /s/ [TO COME]
   ----------------------------------      --------------------------------

Title: V.P., PRICING                    Title:  VICE PRESIDENT
      -------------------------------         -----------------------------

Date:  Nov. 26, 1998                    Date:  26, Nov. 1998
     --------------------------------        ------------------------------

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